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                                                                   EXHIBIT 12.1

           Computation of Ratios of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (dollars in thousands)

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                                                        Fiscal Year                      Nine Months
                                      ---------------------------------------------   -----------------
                                                                                       Ended     Ended
                                                                                      Jan. 2,   Dec. 27,
                                       1994      1995      1996      1997     1998     1999      1997
                                      ------    ------    ------    ------   ------   ------    ------
Interest expense                       2,722     2,979     3,540     1,824    3,340    7,640       977

Estimated interest portion of rent
  expense                                 41        59        62        55       66       73        48
                                      ------    ------    ------    ------   ------   ------    ------
Fixed charges                          2,763     3,038     3,602     1,879    3,406    7,713     1,025
Income (loss) before income taxes     (1,338)     (358)   (1,460)    3,709    9,221   (1,561)    8,980
Fixed charges                          2,763     3,038     3,602     1.879    3,406    7,713     1,025
Earnings                               1,425     2,680     2,142     5,588   12,627    6,152    10,005
Fixed charges                          2,763     3,038     3,602     1,879    3,406    7,713     1,025

Preferred stock dividend
  requirements                                                                  150      988

  Accretion of carrying value of
  preferred stock                                                                28      128

  Combined fixed charges and
  preferred stock dividends            2,763     3,038     3,602     1,879    3,584    8,829     1,025

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends                            0.52x     0.88x     0.59x     2.97x    3.52x    0.70x    9.76x

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